Exhibit 5.1

800 17th Street N.W., Suite 1100 | Washington, DC 20006 | T 202.955.3000 | F 202.955.5564

Holland & Knight LLP | www.hklaw.com

July 3, 2023

Board of Directors

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601

Re:	Registration Statement on Form S-8 of Shore Bancshares, Inc.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (i) 94,751 shares of common stock, $0.01 par value per share, of Shore Bancshares, Inc. (the “Company”) issuable upon vesting and settlement, as applicable, of equity awards previously granted under The Community Financial Corporation 2015 Equity Compensation Plan (the “TCFC 2015 Plan”), which were converted into equity awards of the Company in accordance with the terms of an Agreement and Plan of Merger, dated as of December 14, 2022, by and between the Company and The Community Financial Corporation, a Maryland corporation (the “Merger Agreement”) and (ii) 603,676 additional shares of Common Stock, par value $0.01 per share, of the Company issuable under the TCFC 2015 Plan (such shares issuable under the TCFC 2015 Plan as described in the foregoing (i) and (ii), the “Securities”), we as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Securities Act, the terms of the issuance of the Securities have been duly established in conformity with the Company’s Amended and Restated Articles of Incorporation and the TCFC 2015 Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the TCFC 2015 Plan, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP